Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Capped Dual Directional Knock-Out Notes linked to the common stock of Apple Inc. due November 14, 2013	$2,228,000.00	$303.90
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated October 23, 2012)

UBS AG $2,228,000 Capped Dual Directional Knock-Out Notes

Linked to the common stock of Apple Inc. due November 14, 2013

Investment Description

UBS AG Capped Dual Directional Knock-Out Notes (the “Notes”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the common stock of Apple Inc. (the “underlying equity”). The return on the Notes at maturity is based on the performance of the underlying equity (the “underlying return”) and whether the final price is less than the barrier price. If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the underlying return, up to a maximum return of 26.10%. If the underlying return is zero or negative and the final price is equal to or greater than the barrier price, UBS will repay the full principal amount at maturity plus a return equal to the principal amount multiplied by the absolute value of the negative underlying return (the “absolute return”). However, if the final price is less than the barrier price, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return. You will not receive interest during the term of the Notes. Investing in the Notes involves significant risks. You may lose some or all of your principal amount. The absolute return feature applies only if you hold the Notes to maturity. Any payment on the Notes is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose your entire principal amount.

Features
☐	Participation in the Positive Performance of the Underlying Equity Up to the Maximum Return: At maturity, if the underlying return is positive, UBS will repay you the principal amount of the Notes plus pay an amount equal to the principal amount multiplied by the underlying return up to a maximum return of 26.10%. The Notes provide for the participation in any positive performance of the underlying equity up to the maximum return. If the final price is less than the barrier price, you will be fully exposed to the negative underlying return.
☐	Absolute Return at Maturity: If the underlying return is zero or negative and the final price is not below the barrier price, UBS will repay the principal amount at maturity plus a return equal to absolute return. However, if the final price is less than the barrier price, UBS will repay less than the full principal amount at maturity, resulting in a loss to investors that is proportionate to the negative underlying return. The absolute return, and any contingent repayment of principal, applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	October 26, 2012
Settlement Date	October 31, 2012
Observation Date*	November 8, 2013
Maturity Date*	November 14, 2013
*	Subject to postponement in the event of a market disruption event as described in the product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-14 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

These terms relate to our offering of the Capped Dual Directional Knock-Out Notes linked to the common stock of Apple Inc. The return on the Notes is subject to, and will not exceed, the predetermined maximum return.

Underlying Equity	Maximum Return	Maximum Payment at Maturity per Note	Initial Price	Barrier Price	CUSIP	ISIN
Common Stock of Apple Inc.	26.10%	$1,261	$604.00	$483.20, which is 80% of Initial Price	902674LW8	US902674LW84

See “Additional Information about UBS and the Notes” on page 2. The Notes will have the terms specified in the accompanying product supplement, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Note	$1,000.00	$10.00	$990.00
Total	$2,228,000.00	$22,280.00	$2,205,720.00
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000.00 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000.00 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated October 26, 2012

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes for the various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated October 23, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000139340112000390/c326446_690788-424b2.htm
♦	Prospectus dated January 11, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refer to the Capped Dual Directional Knock-Out Notes that are offered hereby, unless the context otherwise requires. Also, references to the “product supplement” mean the UBS product supplement titled “Capped Dual Directional Knock-Out Notes,” dated October 23, 2012, and references to ``accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.
♦	You believe the underlying equity will appreciate over the term of the Notes and that the appreciation is unlikely to exceed an amount equal to the maximum return of 26.10%.
♦	You understand and accept that your potential return is limited to the maximum return of 26.10% and the absolute return (as limited by the barrier price).
♦	You are willing to invest in the Notes based on the maximum return of 26.10%.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.
♦	You do not seek current income from your investment.
♦	You are willing to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to guarantee a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying equity.
♦	You believe that the price of the underlying equity will decline during the term of the Notes and will be below the barrier price on the observation date and you cannot tolerate losing some or all of your investment, or you believe the underlying equity will appreciate over the term of the Notes by more than the maximum return of 26.10%.
♦	You seek an investment that has unlimited return potential without a cap on appreciation.
♦	You are unwilling to invest in the Notes based on the maximum return of 26.10%.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying equity.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Note
Term	Approximately 12 months.
Underlying Equity	The common stock of Apple Inc.
Maximum Return	26.10%
Payment at Maturity (per Note)	If the underlying return is positive, UBS will pay you an amount in cash equal to:
$1,000 + ($1,000 × the lesser of (Underlying Return) and (Maximum Return))
If the underlying return is zero or negative and the final price is equal to or greater than the barrier price, UBS will pay you a cash payment equal to your principal amount plus a return equal to the product of your principal amount multiplied by the absolute return:
$1,000 + ($1,000 × Absolute Return)
If the final price is less than the barrier price, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative underlying return:
$1,000 + ($1,000 x Underlying Return)
If the final price is below the barrier price you will be fully exposed to any decline in the underlying return. As a result, you may lose some or all of your initial investment at maturity.
Underlying Return	Final Price – Initial Price Initial Price
Initial Price	$604.00, which is the closing price of the underlying equity on the trade date, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Capped Dual Directional Knock-Out Notes product supplement).
Final Price	The closing price of the underlying equity on the observation date.
Barrier Price	$483.20, which is 80% of the initial price, as specified on the first page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Capped Dual Directional Knock-Out Notes product supplement).
Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the absolute return will be equal to 5%.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Hypothetical Examples and Return Table of the Notes at Maturity

The following examples and table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	Approximately 12 months
Principal Amount:	$1,000 per Note
Initial Price:	$604.00
Barrier Price:	$483.20 (which is 80% of the Initial Price)
Maximum Return	26.10%
*	The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Final Price	Underlying Return	Payment at Maturity per Note	Total Return of Note at Maturity
1,208.00	100.00%	$1,261.00	26.10%
906.00	50.00%	$1,261.00	26.10%
845.60	40.00%	$1,261.00	26.10%
785.20	30.00%	$1,261.00	26.10%
761.64	26.10%	$1,261.00	26.10%
664.40	10.00%	$1,100.00	10.00%
634.20	5.00%	$1,050.00	5.00%
604.00	0.00%	$1,000.00	0.00%
573.80	-5.00%	$1,050.00	5.00%
543.60	-10.00%	$1,100.00	10.00%
513.40	-15.00%	$1,150.00	15.00%
483.20	-20.00%	$1,200.00	20.00%
422.80	-30.00%	$700.00	-30.00%
362.40	-40.00%	$600.00	-40.00%
302.00	-50.00%	$500.00	-50.00%
241.60	-60.00%	$400.00	-60.00%
181.20	-70.00%	$300.00	-70.00%
120.80	-80.00%	$200.00	-80.00%
60.40	-90.00%	$100.00	-90.00%
0	-100.00%	$0.00	-100.00%

Example 1:  The Underlying Return is 20%.

On the observation date, the final price is 20% above the initial price. Because an underlying return of 20% is less than the maximum return of 26.10% and results in a final price above the barrier price, the investor will receive a payment at maturity of $1,200 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 20%) = $1,200 per Note (a 20% return).

Example 2:  The Underlying Return is 35%.

On the observation date, the final price is 35% above the initial price. Because the underlying return of 35% is greater than the maximum return of 26.10%, the investor will receive a payment at maturity equal to the product of (i) the principal amount multiplied by (ii) the maximum return, calculated as follows:

$1,000 + ($1,000 × 26.1%) = $1,261 per Note (a 26.10% return).

Example 3:  The Underlying Return is -5%.

On the observation date, the final price is 5% below the initial price. Because a negative underlying return of -5% results in a final price above the barrier price, the investor will receive the absolute return, which results in a payment at maturity of $1,050 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050 per Note (a 5% return).

Example 4:  The Underlying Return is -30%.

On the observation date, the final price is 30% below the initial price. Because a negative underlying return of -30% results in a final price below the barrier price the investor will receive a payment at maturity of $700 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -30%) = $700 per Note (a -30% return).

If the final price is less than the barrier price your principal will be fully exposed to any decline in the underlying return resulting in a loss on your investment that is proportionate to the negative underlying return. As a result, you may lose some or all of your principal at maturity.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Notes. If the underlying return is zero or negative and the final price is equal to or greater than the barrier price, UBS will repay the full principal amount at maturity plus a return equal to the principal amount multiplied by the absolute value of the negative underlying return (the “absolute return”). If the final price is below the barrier price, you will lose some or all of your initial investment in an amount proportionate to the decline in the underlying return from the trade date to the observation date; however, in no case will you lose more than your initial investment in the Notes.
♦	The absolute return and contingent repayment of principal applies only at maturity — The absolute return feature and the contingent repayment of your principal is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the final price is greater the barrier price. You should be willing to hold your Notes to maturity. In addition, the absolute return and the contingent repayment of principal is only available if the final price is not less than the barrier price on the observation date.
♦	Your growth potential is limited — The Notes do not offer full participation in any positive appreciation of the underlying equity. The Notes allow for participation in any positive underlying return up to the predetermined maximum return of 26.10%. In no event will the return on your Notes be greater than the maximum return. Since the maximum payment amount on the Notes is capped, you will not benefit from a positive underlying return in excess of an amount equal to the predetermined maximum return. As a result, the return on an investment in the Notes may be less than the return on a hypothetical direct investment in the underlying equity. Additionally, your potential gain on the Notes from the absolute return will be limited by the barrier price. Because your ability to receive a return on the Notes equal to the absolute return is available only if the final price is not less than the barrier price, you will not benefit from any further depreciation of the final price below the barrier price.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment. The Notes are not deposit liabilities or other obligations of UBS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.
♦	The payment formula for the Notes will not take into account all developments in the underlying equity — Changes in the price of the underlying equity during the term of the Notes before the observation date will not be reflected in the calculation of the payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial price on the trade date and the final price on the observation date. No other prices will be taken into account. As a result, the final price may be less than the barrier price even if the price of the underlying equity has moved favorably at certain times during the term of the Notes before moving to an unfavorable price on the observation date.
♦	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying equity issuer and the underlying equity for your Notes. For additional information regarding Apple Inc., please see “Information about the Underlying Equity” and “Apple Inc.” in this pricing supplement and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
♦	Owning the Notes is not the same as owning the underlying equity — The return on your Notes may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the underlying equity may have.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. There can be no assurance that the price of the underlying equity will rise above the initial price or that the final price will be greater than the barrier price. The final price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying equity. You should be willing to accept the risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividends paid on the underlying equity; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory, judicial or other events; and the creditworthiness of UBS.
♦	Impact of fees on the secondary market price of the Notes — Generally, the price of the Notes in the secondary market is likely to be lower than the issue price to public since the issue price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity or trading activities related to the underlying equity, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlying return and the payment at maturity of the Notes based on the closing price of the underlying equity on the observation date. The calculation agent can postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the observation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying equity to which the Notes are linked.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 9.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Notes.

What Are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Accordingly, the tax treatment of the Notes is uncertain. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying equity. If your Notes are so treated, you should generally not accrue any income with respect to the Notes prior to sale, exchange or maturity of the Notes and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-43 of the product supplement.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-42 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Pursuant to proposed Treasury regulations, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013 (and pass-thru payments made after December 31, 2016). If the proposed Treasury Department regulations are finalized in their current from, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2013 (and are not materially modified after December 31, 2012). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withhold.

UBS and other financial institutions through which payments on the Notes are made may be required to withhold at a rate of up to 30 per cent, on all, or a portion of, payments made after 31 December 2016 in respect of any Notes which are issued (or materially modified) after 31 December 2012 or that are treated as equity for U.S. federal tax purposes whenever issued, pursuant to FATCA.

UBS is a foreign financial institution (“FFI”) for the purposes of FATCA. If UBS agrees to provide certain information on its account holders pursuant to a FATCA agreement with the IRS (i.e., UBS is a “Participating FFI”) then withholding may be triggered if: (i) UBS has a positive “pass-thru payment percentage” (as determined under FATCA), (ii) (a) an investor does not provide information sufficient for the relevant Participating FFI to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States Account” of UBS, (b) an investor does not consent, where necessary, to have its information disclosed to the IRS or (c) any FFI that is an investor, or through which payment on the Notes is made, is not a Participating FFI.

An investor that is not a Participating FFI that is withheld upon generally will be able to obtain a refund only to the extent an applicable income tax treaty with the United States entitles the investor to a reduced rate of tax on the payment that was subject to withholding under FATCA, provided the required information is furnished in a timely manner to the IRS.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first, second and third calendar quarters of 2012. Partial data is provided for the fourth calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. Apple’s products and services include iPhone®, iPad®, Mac®, iPod®, Apple TV®, a portfolio of consumer and professional software applications, the iOS and Mac OS® X operating systems, iCloud ®, and a variety of accessory, service and support offerings. Apple sells its products worldwide through its retail stores, online stores, and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers, and value-added resellers. In addition, Apple sells a variety of third-party iPhone, iPad, Mac and iPod compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals, through its online and retail stores. Apple sells to consumers, small and mid-sized businesses (“SMB”), and education, enterprise and government customers. Apple operates retail stores both in the United States and internationally. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number 000-10030, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information.

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on the daily closing prices on the primary exchange for Apple. We obtained the closing prices below based from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing price of Apple’s common stock on October 26, 2012 was $604.00. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$194.97	$119.15	$143.50
4/1/2008	6/30/2008	$189.96	$147.14	$167.44
7/1/2008	9/30/2008	$179.69	$105.26	$113.66
10/1/2008	12/31/2008	$111.04	$80.49	$85.35
1/2/2009	3/31/2009	$109.87	$78.20	$105.12
4/1/2009	6/30/2009	$144.67	$108.69	$142.43
7/1/2009	9/30/2009	$186.15	$135.40	$185.37
10/1/2009	12/31/2009	$211.64	$180.76	$210.86
1/4/2010	3/31/2010	$235.83	$192.00	$234.93
4/1/2010	6/30/2010	$274.16	$235.86	$251.53
7/1/2010	9/30/2010	$292.46	$240.16	$283.75
10/1/2010	12/31/2010	$325.47	$278.64	$322.56
1/3/2011	3/31/2011	$363.13	$326.72	$348.45
4/1/2011	6/30/2011	$353.10	$315.32	$335.67
7/1/2011	9/30/2011	$413.45	$343.23	$381.18
10/3/2011	12/30/2011	$422.24	$363.50	$405.00
1/3/2012	3/30/2012	$617.62	$411.23	$599.47
4/2/2012	6/30/2012	$636.23	$530.12	$584.00
7/2/2012	9/28/2012	$702.10	$574.88	$667.26
10/1/2012*	10/26/2012*	$671.74	$604.00	$604.00
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2012 includes data for the period from October 1, 2012 through October 26, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2012.

The graph below illustrates the performance of Apple’s common stock from January 3, 2000 through October 26, 2012, based on information from Bloomberg. The dotted line represents the barrier price of $483.20, which is equal to 80% of the closing price on October 26, 2012. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Supplemental Plan of Distribution

We have agreed to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agents”) and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.